Exhibit 10.14

Execution Version

First Amendment to the

Amended and Restated Employment Agreement

between Altimmune, Inc. and William J. Enright

This First Amendment to the Amended and Restated Employment Agreement, effective as of January 18, 2017 (this “Amendment”), is by and between Altimmune, Inc. (“Altimmune”) and William J. Enright (“Enright”).

WHEREAS, Altimmune and Enright are parties to that certain Amended and Restated Employment Agreement, dated as of December 7, 2015 (the “Existing Agreement”);

WHEREAS, Altimmune and Enright desire to amend the Existing Agreement as set forth in this Amendment; and

WHEREAS, Section 15 of the Existing Agreement requires that any amendment to the Existing Agreement be in a written agreement executed by Enright and the Chairman of the Company’s Board of Directors;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	The first paragraph of the Existing Agreement is amended and restated in its entirety to read as follows:

“This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of 7 December, 2015, by and between William J. Enright (“Enright”) and Altimmune Inc. (f/k/a Vaxin, Inc.), a Delaware corporation (“Altimmune”). This Agreement will become effective upon the date (the “Effective Date”) that is the earlier to occur of one of the following (each, an “IPO”): (x) the date of the underwriting agreement between Altimmune and the underwriter(s) managing the initial public offering of Altimmune’s common stock, pursuant to which such common stock is priced for the initial public offering; and (y) the date of consummation of a transaction pursuant to which Altimmune becomes a wholly-owned subsidiary of a corporation (“Parent”) that has a class of securities registered under Section 12 of the Securities Exchange Act of 1934; provided that if (i) Altimmune does not complete an IPO on or prior to June 30, 2017 or (b) Enright does not remain continuously employed by Altimmune from the date hereof through the Effective Date, this Agreement shall be void ab initio (i.e., it shall never take effect) and the Prior Employment Agreement (as defined below) shall remain in full force and effect.”

2.	The fifth “WHEREAS” clause of the Existing Agreement is amended and restated in its entirety to read as follows:

“WHEREAS, Altimmune and Enright both acknowledge that there is no assurance that Altimmune will complete an IPO on or prior to June 30, 2017 or at all at any time and that if it does not, the Effective Date will not occur and this Agreement will not take effect; and”.

3.	Section 2 of the Existing Agreement is amended and restated in its entirety to read as follows:

“Employment Term. Unless sooner terminated as provided elsewhere in this Agreement, Enright’s employment with Altimmune under this Agreement shall begin on the Effective Date and end at 11:59 p.m. Eastern Time on December 31, 2018 (the “Initial Employment Period”). Commencing on January 1, 2019 and each January 1 thereafter (the “Extension Date”), this Agreement shall automatically renew on the terms and conditions as then in effect for additional successive periods of one (1) year unless terminated by either party upon written notice to the other party not less than ninety (90) days prior to the Extension Date. The Initial Employment Period and any extension or renewal thereof shall be referred to herein together as the “Employment Period.” Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 6 hereof.”

4.	Section 3(c) of the Existing Agreement is amended and restated in its entirety to read as follows:

“IPO Option Award. Subject to the approval of the Committee, on the Effective Date, Altimmune shall grant (or cause to be granted) to Enright an option to purchase 133,395 shares of common stock (the “IPO Option”) under the Altimmune, Inc. 2016 Omnibus Incentive Plan, an equity incentive plan of Parent, or such other equity incentive plan in effect on the Effective Date pursuant to which Enright is eligible to receive equity incentive awards (each, an “Equity Plan”). The exercise price of the IPO Option shall be equal to the initial public offering price per share of Altimmune’s common stock on the Effective Date or if applicable, the closing price of Parent’s common stock on a national securities exchange on the Effective Date. One hundred percent (100%) of the IPO Option shall be unvested and unexercisable as of the Effective Date. Commencing on the first anniversary of the Effective Date, twenty-five percent (25%) of the unvested portion of the IPO Option shall vest and become exercisable, and the aggregate remaining unvested portion of the IPO Option shall vest and become exercisable in equal monthly installments over the thirty-six (36) month period following such anniversary date. Notwithstanding the foregoing, if the Committee, in its sole discretion, determines that the IPO was successful, 50% of the unvested portion of the IPO Option shall immediately vest and become exercisable. For the avoidance of doubt, the Committee shall have the sole and absolute discretion to determine whether the IPO was successful for purposes of the immediately preceding sentence. Other than as set forth in this Section 3(c), the IPO Option will be governed by the terms and conditions of the Equity Plan and the applicable stock option award agreement.”

5.	Section 3(d) of the Existing Agreement shall be amended by replacing the reference to “2016 Plan” with “Equity Plan”.

6.	Except as expressly amended herein, the terms and conditions of the Existing Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ALTIMMUNE, INC.		WILLIAM J. ENRIGHT

By:	/s/ David Drutz	/s/ William J. Enright
Name:	David Drutz
Title:	Chairman of the Board

Signature Page to First Amendment to the Employment Agreement - Enright